Exhibit 10.2

EXECUTION COPY

EXCLUSIVE PATENT AND KNOW-HOW LICENSE
AGREEMENT

by and between

ESSEX CHEMIE AG

and

CERECOR INC.

Confidential treatment requested under 17 C.F.R. §§ 200.80(b)(4) and 230.406. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to the Confidential Treatment Request.

EXCLUSIVE PATENT AND KNOW-HOW LICENSE AGREEMENT

THIS EXCLUSIVE PATENT AND KNOW-HOW LICENSE AGREEMENT (this “Agreement”), effective as of March 19, 2013 (the “Effective Date”), is by and between Essex Chemie AG, a Swiss corporation, having a principal place of business at Weystrasse 20, 6000 Lucerne 6, Switzerland (“Merck”), and Cerecor Inc. (“Cerecor”), a corporation organized and existing under the laws of Delaware (hereinafter referred to as “Licensee”). Merck and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Merck and its Affiliates have discovered COMT Inhibitor Compounds and Merck is seeking a licensee to further develop and commercialize COMT Inhibitor Compounds;

WHEREAS, Licensee desires to develop and commercialize COMT Inhibitor Compounds; and

WHEREAS, Licensee and Merck desire to enter into a license arrangement whereby Licensee will develop and commercialize certain COMT Inhibitor Compounds.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Licensee and Merck hereby agree as follows:

ARTICLE I - DEFINITIONS

As used in this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.01                                    “Additional Licensed Compound” shall have the meaning given in Section 2.03 of this Agreement.

1.02                                    “Affiliate” shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with a Party to this Agreement. For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity, shall be deemed to constitute control. Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

1.03                                    “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect.

1.04                                    “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect.

1.05                                    “Change of Control” shall mean with respect to a Party:  (a) the sale to a Third Party of all or substantially all of such Party’s assets and business; (b) a merger, reorganization or consolidation involving such Party and a Third Party in which the voting securities of such Party outstanding immediately prior thereto ceases to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%)of the voting equity securities or management control of such Party. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (i) on account of the acquisition of securities of a Party by any institutional investor, or affiliate thereof, or similar investor, that acquires the Party’s securities in a transaction or series of related transactions that are primarily a private financing transaction of the Party or (ii) a sale of assets, merger, or other transaction effected exclusively for the purpose of changing domicile of the Party, For clarity, any public offering of a Party’s equity securities shall not be deemed to be a Change of Control.

1.06                                    “Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, Phase IIIb Clinical Trial; and/or post-approval clinical trial.

1.07                                    “Combination Product” shall mean a Licensed Product which includes one or more active ingredients other than a Licensed Compound in combination with Licensed Compound. All references to Licensed Product in this Agreement shall be deemed to include Combination Product. except for calculation of Net Sales in Section 1.35.

1.08                                    “Commercialization” or “Commercialize” shall mean, with respect to Licensed Product, any and all activities directed to the marketing, promotion, distribution, offering for sale and selling such product, importing and exporting such product for sale, and interacting with Regulatory Authorities regarding the foregoing. Commercialization shall also include Commercialization Studies. “Commercialize” has a correlative meaning.

1.09                                    “Commercialization Studies” shall mean a study or data collection effort for the Licensed Product that is initiated in the Territory after receipt of Marketing Authorization for the Licensed Product and is principally intended to support the Commercialization of the Licensed Product in the Territory; provided, that such study or data collection effort is not principally to support or maintain a Marketing Authorization or obtain a label change or maintain a label.

1.10                                    “Commercially Reasonable Efforts” shall mean the performance of obligations or tasks normally used by a biotechnology company of similar size to Licensee in the exercise of its reasonable discretion relating to the development or commercialization of a product, in each case owned by it or to which it has exclusive rights, having similar technical and regulatory factors and similar market potential, profit potential and strategic value, and that is at a similar stage in its development or product life cycle as the Licensed Product, taking into account issues of patent coverage, safety and efficacy, product profile, competiveness of the marketplace, proprietary position, and profitability (including pricing and reimbursement). Commercially Reasonable Efforts requires that the Party (a) promptly assign responsibility for such obligations to specific employees who are held accountable for progress and monitoring such progress on an ongoing basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate adequate resources designed to advance progress with respect to such obligations.

1.11                                    “COMT Inhibitor Compound” shall mean any small molecule which is known to inhibit catechol-O-methyltransferase (COMT) as its primary molecular mechanism of action and shown to have an IC50 of less than or equal to 500 nM (nanomolar). For the avoidance of doubt, a small molecule with a primary molecular mechanism of action for a target other than COMT that inhibits COMT with an IC50 of less than or equal to 500 nM (e.g., a small molecule having an IC50 of 1 nM with respect to 5HT2A and IC50 of 400 nM with respect to COMT), would not be a COMT Inhibitor Compound for purposes of this Agreement because COMT is not the primary molecular mechanism of action.

1.12                                    “Development” or “Develop” shall mean all preclinical research and development activities and all clinical drug development activities, including, among other things: drug discovery, toxicology, formulation, statistical analysis and report writing, conducting clinical trials for the purpose of obtaining and maintaining Marketing Authorization (including without limitation, post-marketing studies), and regulatory affairs related to all of the foregoing. Development shall include all clinical studies (including Phase III-B) that are primarily intended to support or maintain a Marketing Authorization, maintain a label or obtain any label change, but shall exclude Commercialization Studies.

1.13                                    “Development License” shall mean a license pursuant to Section 2.01(a) of this Agreement.

1.14                                    “Field” shall mean the prevention, diagnosis and/or treatment of all disease in humans.

1.15                                    “First Commercial Sale” shall mean, with respect to a country in the Territory, the first sale of Licensed Product to a Third Party in such country on arm’s length terms by Licensee, its Affiliates or sublicensee for use in the Field after the receipt of Marketing Authorization in such country. Sales for test marketing, sampling and promotional uses, Clinical Trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.16                                    “Good Clinical Practices” shall mean the then current Good Clinical Practices as such term is defined from time to time by the United States Food and Drug Administration (“FDA”), or analogous set of regulations, guidelines or standards as defined by other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or sale of Licensed Product in a particular jurisdiction of the Territory, if and to the extent the Development, Manufacture or sale of Licensed Product takes place in such jurisdiction.

1.17                                    “Good Laboratory Practices” shall mean the current good laboratory practice regulations of the FDA as described in the United States Code of Federal Regulations (“CFR”) or analogous set of regulations, guidelines or standards as defined by other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or sale of Licensed Product in a particular jurisdiction of the Territory, if and to the extent the Development, Manufacture or sale of Licensed Product takes place in such jurisdiction.

1.18                                    “Good Manufacturing Practices” shall mean the then current Good Manufacturing Practices as such term is defined from time to time by the FDA or analogous set of regulations, guidelines or standards as defined by other relevant Regulatory Authority having jurisdiction over the Development, Manufacture or sale of Licensed Compound or Licensed Product in a particular jurisdiction of the Territory, if and to the extent the Development, Manufacture or sale of Licensed Compound or Licensed Product takes place in such jurisdiction.

1.19                                    “IC50” shall mean the concentration of a compound that reduces activity of a COMT enzyme by 50% in a standard, validated assay.

1.20                                    “IND” shall mean an investigational new drug application with respect to the Licensed Product filed with the FDA for beginning Clinical Trials in humans, or any comparable application filed with the Regulatory Authorities of a country other than the United States prior to beginning Clinical Trials in humans in that country, as well as all supplements or amendments filed with respect to such filings.

1.21                                    “Know-How” shall mean scientific and technical information, trade secrets and data used or generated and owned, by a Party or on behalf of a Party, which are based on, derived from, or are directed to the Merck Patent Rights with respect to Merck Know-How, Licensee Patent Rights with respect to Licensee Know-How, Licensed Compounds or Licensed Products, or the manufacture or use of the foregoing, that are not in the public domain, including but not limited to (i) unpatented ideas, discoveries, inventions, or improvements, (ii) information related to methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies useful in the development, testing, or analysis of the Licensed Compounds or Licensed Products, (iii) medicinal chemistry, medical, pre-clinical, toxicological biological, chemical, pharmacological, safety, manufacturing and quality control data or other scientific data and information related thereto, and (iv) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information.

1.22                                    “Licensee” shall have the meaning given to such term in the preamble of this Agreement.

1.23                                    “Licensee Know-How” shall mean Know-How developed by Licensee and/or any of its Affiliates or sublicensees after the Effective Date pursuant to this Agreement.

1.24                                    “Licensee Patent Rights” shall mean any and all patents and patent applications that, at or after the effective date, are owned by Licensee that relate to Licensed Compound or Licensed Product, and all of Licensee’s rights together with all inventions disclosed or claimed therein or covered thereby in all (i) continuations, continuations-in-part, divisionals and substitute applications with respect to any such patent applications; (ii) patents issued based on or claiming priority to any such patent applications; (iii) any reissue, reexamination, renewal, extension (including any supplemental protection certificate) or restoration of any such patents; (iv) any confirmation patent or registration patent or patent of addition based on any such patents; (v) foreign counterparts and (vi) any other patents and patent applications that dominate the foregoing patents.

1.25                                    “Licensed Compound” shall mean those compounds (i) listed in Schedule 1.25, (ii) Additional Licensed Compounds, and (iii) COMT Inhibitor Compounds outside the scope of Merck Patent Rights developed by Licensee directly through the use of Merck Data or additional Merck Know provided to Licensee under Section 4.01, including salts, esters, metabolites, prodrugs, acid forms, base forms, steroisomers, racemates, tautomers, polymorphs, solvates, hydrates and crystalline forms thereof of either (i), (ii) or (iii). For the avoidance of doubt, any compounds outside the scope of Merck Patent Rights having activity as COMT Inhibitor Compounds and resulting from the development and commercialization efforts by Licensee pursuant to this Agreement shall be considered Licensed Compounds.

1.26                                    “Licensed Product” shall mean any pharmaceutical product containing a Licensed Compound, including all dosage forms, formulations and line extensions thereof, including, without limitation, a Combination Product, except for calculation of Net Sales in Section 1.35.

1.27                                    “Major European Country” shall mean each of France, Germany, Italy, Spain or the United Kingdom.

1.28                                    “Manufacture” shall mean all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including but not limited to test method development and stability testing, formulation, process development, manufacturing for use in non-clinical or clinical studies, manufacturing scale-up, manufacturing Licensed Compound or Licensed Product quality assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, and regulatory activities related to all of the foregoing.

1.29                                    “Marketing Authorization” shall mean, with respect to each country in the Territory, the receipt of all approvals from the relevant Regulatory Authority necessary to market and sell a Licensed Product in any country (including without limitation all applicable Price Approvals even if not legally required to sell Licensed Product in a country).

1.30                                    “Merck” shall have the meaning given to such term in the preamble to this Agreement.

1.31                                    “Merck Data” shall mean the information listed in Schedule 1.31

1.32                                    “Merck Know-How” shall mean Know-How used or developed by or on behalf of Merck and/or any of its Affiliates or sublicensees prior to the Effective Date, including without limitation Merck Data.

1.33                                    “Merck Patent Rights” shall mean solely those patents and patent applications listed in Schedule 1.33, and all of Merck’s rights together with all inventions disclosed or claimed therein or covered thereby in all (i) continuations, continuations-in-part, divisionals and substitute applications with respect to any such patent applications; (ii) patents issued based on or claiming priority to any such patent applications; (iii) any reissue, reexamination, renewal, extension (including any supplemental protection certificate) or restoration of any such patents; (iv) any confirmation patent or registration patent or patent of addition based on any such patents; (v) foreign counterparts and (vi) any other patents and patent applications that dominate the foregoing patents.

1.34                                    “NDA” shall mean a New Drug Application, Marketing Application Authorization, filing pursuant to Section 510(k) of the of the Food, Drug and Cosmetic Act, or similar application or submission for Marketing Authorization of a Licensed Product filed with a Regulatory Authority to obtain Marketing Authorization for a pharmaceutical or diagnostic product in that country or in that group of countries.

1.35                                    “Net Sales” shall mean the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of Licensed Product sold by Licensee or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received:

(a)         trade and quantity discounts other than early payment cash discounts;

(b)         returns, rebates, chargebacks and other allowances;

(c)          retroactive price reductions that are actually allowed or granted;

(d)         sales commissions paid to Third Party distributors and/or selling agents;

(e)          a fixed amount equal to [**] percent ([**]%) of the amount invoiced to cover bad debt, early payment cash discounts, transportation and insurance and customs duties; and

(f)           the standard inventory cost of devices or delivery systems used for dispensing or administering Licensed Product.

Net Sales shall not include any payments among Licensee, its Affiliates and sublicensees.

**CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

With respect to sales of Combination Products, Net Sales for the purpose of determining royalties owed for sales of such Combination Product shall be calculated by multiplying the total Net Sales of the Combination Product by the fraction A/(A+B), where A is the average gross invoice price in the applicable country in the Territory of the Licensed Product sold separately in the same formulation and dosage, and B is the sum of the average gross invoice prices in the applicable country in the Territory of all other therapeutically active ingredients in the Combination Product sold separately in the same formulation and dosage during the applicable royalty period, provided that such sales are in arms-length transactions and such gross invoice prices are available. In the event that such gross invoice prices are not available in such period, then Net Sales of the Licensed Product shall be calculated on the basis of the gross invoice price of the Combination Product multiplied by a fraction, the numerator of which shall be one and the denominator of which shall be one plus the number of clinically active components other than Licensed Product in such Combination Product. The deductions set forth in paragraphs (a) through (f) above will be applied in calculating Net Sales for a Combination Product. In the event that either Party reasonably believes that the calculation carried out with respect to the Combination Product does not fairly reflect the value of the Licensed Product in the Combination Product relative to the other clinically active components in the Combination Product, the Parties shall negotiate in good faith and agree on another, commercially reasonable means of calculating Net Sales with respect to such Combination Product that fairly reflects the relative contribution, to the total market value of such Combination Product, of the Licensed Product in the Combination Product.

1.36                                    “Party” or “Parties” shall have the meaning given to such term in the preamble to this Agreement.

1.37                                    “Phase I Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients at single and multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of such Licensed Product, and which is consistent with 21 U.S. CFR § 312.21(a). For the avoidance of doubt, a Phase I Clinical Trial may include studies of the Licensed Compounds with chemotherapy agents to determine combination doses thereof.

1.38                                    “Phase II Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients, the principal purposes of which are to make a preliminary determination that the Licensed Product is safe for its intended use, to determine its optimal dose, and to obtain sufficient information about such Licensed Product’s efficacy to permit the design of Phase III Trials, and which is consistent with 21 U.S. CFR § 312.21(b).

1.39                                    “Phase III Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients, which trial is designed (a) to establish that the Licensed Product is safe and efficacious for its intended use, (b) to define warnings, precautions and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, (c) to be, either by itself or together with one or more other Clinical Trials having a comparable design and size, the final human Clinical Trial in support a Marketing Authorization of such Licensed Product, and (d) consistent with 21 U.S. CFR § 312.21(c). “Phase III Trial” shall not include a Phase IIIb Trial.

1.40                                    “Phase IIIb Clinical Trial” shall mean a clinical trial of a Licensed Product in human patients, which provides for product support (i.e., a clinical trial which is not required for receipt of initial Marketing Authorization but which may be useful in providing additional drug profile data or in seeking a label expansion) commenced before receipt of Marketing Authorization for the indication for which such trial is being conducted.

1.41                                    “Price Approval” shall mean the approval or determination by a Regulatory Authority for the pricing or pricing reimbursement for a pharmaceutical product.

1.42                                    “Proprietary Information” shall mean, as applicable, unpublished patent applications, Know-How and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, that is provided by one Party to the other Party in connection with this Agreement. All Know-How and other information disclosed by or on behalf of either Party pursuant to the Mutual Confidential Disclosure Agreement between Merck Sharp & Dohme Corp. and Cerecor Inc. dated July 28, 2011 (the “Confidentiality Agreement”) shall be deemed to be Party’s Proprietary Information disclosed hereunder.

1.43                               “Regulatory Authority” shall mean any United States federal, state, or local government, or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body with responsibility for granting licenses or approvals, including Marketing Authorizations, necessary for the marketing and sale of the Licensed Product in any country.

1.44                                    “Related Party” shall mean each of Licensee, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

1.45                                    “Research Use” shall mean the non-human, non-clinical use of Merck Patent Rights; this use may include use in animals for preclinical studies including non-human primates but shall not include any human or commercial use.

1.46                                    “Research Period” shall mean a period of two (2) years commencing on the Effective Date.

1.47                                    “Territory” shall mean the entire world.

1.48                                    “Third Party” shall mean an entity other than Merck and its Affiliates and Licensee and its Related Parties.

1.49                                    “Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the Merck Patent Rights, that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer.

ARTICLE II - LICENSE

2.01                                    License Grant. Subject to the terms and conditions of this Agreement and Merck’s retained rights, Merck hereby grants to Licensee and its Affiliates:

(a)         Development License. (i) an exclusive, even as to Merck and its Affiliates, except as provided in Section 2.02, transferrable as provided herein, royalty bearing license in the Territory in the Field, with the right to grant sublicenses (through multiple tiers) as provided herein, under the Merck Patent Rights and the Merck Know-How and (ii) a non-exclusive, transferable as provided herein, royalty-bearing license in the Territory in the Field, with the right to grant sublicenses (through multiple tiers) as provided herein, under the Merck Improvement Patents, in each case of (i) and (ii) to research, develop, make, have made, use, import, offer for sale and sell the Licensed Compounds and Licensed Products in the Field in the Territory during the Term;

(b)         Research License to Licensee. To the extent not covered by the development license set forth in Section 2.01(a) above, solely for the purposes of either researching the suitability of Licensed Compounds for commercial development as COMT Inhibitor Compound in the Field or for researching and identifying additional compounds that may qualify as Additional Licensed Compounds hereunder and solely during the Research Period, (i) a non-exclusive, transferrable license, with the right to grant sublicenses (through multiple tiers) under the Merck Patent Rights for Research Use; and (ii) a non-exclusive, transferrable license, with the right to grant sublicenses (through multiple tiers), to Merck Know-How.

2.02                                    Retained Rights. Subject to Section 2.07, Merck and its Affiliates shall retain a co-exclusive right (with Licensee) under the Merck Patent Rights and the Merck Know-How to research, make, have made, use, and import (a) those certain Licensed Compounds listed in Schedule 1.25, (b) Additional Licensed Compounds, and (c) Licensed Products containing such Licensed Compounds and/or Additional Licensed Compounds in the Field in the Territory during the Term solely for Research Use. Merck and its Affiliates shall have the right to grant sublicenses under such retained rights in the Merck Patent Rights and Merck Know-How solely to third party subcontractors. Any patents and patent applications owned or controlled by Merck or its Affiliates and claiming inventions made by Merck, its Affiliates or sublicensees through the use of the foregoing retained rights shall be deemed “Merck Improvement Patents” but only if such patents and patent applications: (a) contain claims that are specific to the use or composition of matter of a Licensed Compound or Licensed Product, and (b) are necessary or useful for the Development, Manufacture and/or Commercialization of a Licensed Compound or Licensed Product in the Field. Subject to the terms of this Agreement, each Party retains all rights not granted herein to all their respective Patent Rights and Know-How.

2.03                                    Additional Licensed Compounds. Licensee shall have the right, during the Research Period only, to request that additional compounds claimed or covered in the Merck Patent Rights (“Additional Licensed Compounds”) be added as Licensed Compounds hereunder and, if it is accepted by Merck, the Additional Licensed Compounds will be considered Licensed Compounds and will be added to Schedule 1.25 as set forth below.

The mechanism for Licensee to exercise this request is that no more frequently than once every three (3) months during the Research Period, Licensee shall submit to Merck a written list of compounds to be considered for inclusion as an Additional Licensed Compound. The written list of compounds shall include their compound structures. Merck may reject inclusion of such compounds as Additional Licensed Compounds if in the opinion of Merck at least one of the following conditions are met: (i) Merck granted any rights to a Third Party prior to the Effective Date with respect to the designated additional compound that prohibit Merck from granting a license under the Merck Patent Rights to such additional compound, (ii) Merck has planned or commenced internal research activities with respect to such additional compound, or (iii) the inclusion of the designated additional compound would conflict or be inconsistent with active Merck internal research activities. Merck shall have forty-five (45) days from receipt of the written request to reject such compounds or may consent to their inclusion earlier. Any such rejection or consent shall be by written notice to Licensee. If Merck consents to the inclusion of the list of compounds or fails to provide written notice of rejection within the forty-five (45) day timeframe, then the written list of compounds shall be considered Additional Licensed Compounds under this agreement.

Licensee may be granted a maximum number of sixty (60) Additional Licensed Compounds and there shall be no substitutions of compounds once accepted as an Additional Licensed Compound by Merck.

2.04                                    No Non-Permitted Use. Licensee hereby covenants that it shall not, nor shall it cause or authorize, provide material support to or encourage any Affiliate or sublicensee to knowingly use or practice, directly or indirectly, any Merck Know-How or Merck Patent Rights for any purposes other than those expressly permitted by this Agreement.

2.05                                    No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

2.06                                    Sublicenses. Licensee may sublicense its rights under Section 2.01 to one or more Third Parties, but solely to the extent necessary or useful to enable such Third Parties to research, develop, make, have made, use, import, offer for sale or sell Licensed Compound(s) or Licensed Product(s) in the Field either on their own behalf or with or on behalf of Licensee or its Affiliates, and subject to the conditions of this Section 2.06.

(a)         Licensee shall remain responsible for its sublicensees’ performance under this Agreement.

(b)         Licensee shall provide, in the Development Report required pursuant to Section 3.03, a list of any sublicensees granted a sublicense during the preceding twelve (12) months. At Merck’s request, Licensee shall provide to Merck a true copy of any sublicense agreement, redacted to comply with any confidentiality obligations of such party.

(c)          In the event of a material default by any sublicensee under a sublicense, Licensee will promptly notify Merck upon knowledge thereof and take such action as may be necessary to remedy such default.

(d)         Each and every sublicense granted by Licensee to a sublicensee must be in a written agreement, in English, executed by the sublicensee and giving its place of business. In addition, each and every such sublicense must be wholly consistent with those terms of this Agreement which are applicable to that portion of the Field and/or Territory to which the sublicensee has been granted rights. Without limiting the foregoing, each and every sublicense:

(i)                                     must require the sublicensee to abide by confidentiality and non-use obligations at least as stringent as those contained in Article IX of this Agreement;

(ii)                                  must include rights and obligations upon termination of the sublicense which are consistent in all material respects with the termination provisions of this Agreement;

(iii)                               in the event that the sublicensee is granted the right to offer to sell or sell Licensed Compound or Licensed Product, must require the sublicensee to pay at least the royalties on Net Sales of Product specified in Article VII of this Agreement and to keep records and render reports as required in Section 7.04 and Section 7.05 and be subject to Merck’s audit rights as set forth in Section 7.05 of this Agreement;

(iv)                              must obligate the sublicensee to maintain insurance in amounts consistent Section 11.06;

(v)                                 must provide an indemnity from the sublicensee in favor of Merck and Merck Indemnified Party to the same extent as the indemnity contained in Section 11.01, and must provide that the sublicensee agrees that it will not challenge the standing of Merck if it seeks to rely on such indemnification; and

(vi)                              must include a provision stating, in words or substance, that Merck is not a party to the sublicense agreement and has no liability to any licensee, sublicensee or user of anything covered by the sublicense agreement, but that Merck is an intended third party beneficiary of the sublicense agreement and certain of its provisions are for the benefit of Merck and are enforceable by Merck in its own name.

Any sublicense granted by Licensee hereunder shall survive any early termination of this Agreement by Merck pursuant to Section 12.03 of this Agreement if, as of the effective date of any such termination, the sublicensee is not in material breach of its obligations to Licensee under its sublicense agreement and within thirty (30) days of such termination the sublicensee agrees in writing to be bound directly to Merck under a license agreement substantially similar to this Agreement with respect to the rights sublicensed hereunder, substituting such sublicensee for Licensee.

2.07                                    Exclusivity. For a [**] period following the Effective Date, Merck shall not, and shall ensure that none of its Affiliates will, either by itself or through collaborating with or granting rights to a Third Party, commercialize anywhere in the Licensed Territory any product comprising a COMT Inhibitor Compound (such product, a “Competing Product”). In the event that Merck is acquired by or merges with a Third Party that is engaged in active development or commercialization of any Competing Product at the closing of such acquisition or merger then Merck shall not be deemed to be in breach of this Section 2.07 with respect to any such Competing Product, and the terms of this Section 2.07 will not apply to in any way limit or restrict, by or on behalf of a Party or its Affiliates, the development, use, manufacture, marketing, sale, promotion or commercialization of any such Competing Product that as of the date of closing of such acquisition or merger was controlled by such Third Party acquiror.

2.08                               Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction. Upon the bankruptcy of either Party, the other Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to such other Party, unless the Party in bankruptcy elects to continue, and continues, to perform all of its obligations under this Agreement.

ARTICLE III— DEVELOPMENT AND COMMERCIALIZATION

3.01                                    Licensee’s Responsibilities. As of the Effective Date, Licensee shall be solely responsible for the Development and Commercialization, including all costs thereof, of the Licensed Product in the Field in the Territory. Licensee shall perform all of its Development activities in accordance with the Initial Development Plan as set forth in Attachment 3.02(a), or as updated thereafter within the Annual Development Plan.

3.02                                    Development and Commercialization Plans.

(a)         Initial Development Plan. Not later than the Effective Date, Licensee shall have provided Merck with an initial Development plan for the Licensed Product in the Field in the Territory, which shall be incorporated as part of this Agreement as Attachment 3.02(a) (as may be amended in accordance with this Agreement, the “Development Plan”).

**CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

(b)         Annual Development Plan. Not later than sixty (60) days after December 31 of each Calendar Year, Licensee shall submit to Merck an updated Development Plan for the pending Calendar Year. Such update shall take into account completion, commencement, changes in or cessation of Development activities not contemplated by the then-current Development Plan in sufficient detail to reflect the Commercially Reasonable Efforts of Licensee or a Related Party for the Development of Licensed Product in the Field. Merck shall have the right to comment on such annual plan. In the event Merck reasonably disagrees with the plan, Licensee shall in good faith consider Merck’s comments for revising the plan; provided, however, that Licensee shall not be obligated to incorporate such Merck comments and Licensee retains final decision making authority with respect to all such plans.

(c)          Performance. Licensee shall perform, and shall ensure that its Affiliates, sublicensees, and Third Party contractors perform, the activities described in the Development Plan in a professional manner and in compliance with, to the extent applicable, Good Laboratory Practices, Good Clinical Practices and/or Good Manufacturing Practices and in compliance with all other applicable laws, rules, and regulations.

3.03                                    Responsibilities of Licensee and Licensor. At the time that Licensee or its Related Party submits an IND in any country for the first Licensed Compound to progress, Licensee shall contact Merck and confirm the appropriate minimum insurance for Clinical Trials as required by Section 11.06 of this Agreement is obtained before Clinical Trials are commenced.

3.04                                    Development Reports. Licensee shall submit to Merck, every six (6) months after the Effective Date until the First Commercial Sale, a written report in reasonably sufficient detail describing the research, development, manufacturing and commercialization progress performed by or on behalf of Licensee or a Related Party on Licensed Compounds and/or Licensed Products, as well as a list of any sublicensees granted during the preceding six (6) months. Each Development Report shall include the following information for the Licensed Product: a description of the Development work to be conducted during the year in reasonable detail, including clinical studies, formulation work, manufacturing work, other testing work and regulatory activity; timelines for such work; and key decision gates and milestones for such work. If reasonably necessary for Merck to be assured of the Commercially Reasonable Efforts being exerted by or on behalf of Licensee under this Agreement, Merck may request that Licensee provide more detailed information and data regarding such reports by Licensee, and Licensee shall promptly provide Merck with information and data as is reasonably related to such request. All such reports shall be considered Proprietary Information of Licensee.

3.05                                    Commercialization. Licensee shall give Merck prior written notice of at least sixty (60) days of its intent to file an NDA for the Licensed Product and at that time shall further provide Merck with the anticipated date of First Commercial Sale for the Licensed Product in the country of filing. Licensee shall promptly provide Merck with notice of any Marketing Authorization of Licensed Product.

3.06                                    Commercialization Reports. Commencing with the First Commercial Sale and thereafter on an annual basis, Licensee shall provide Merck with a written non-binding estimate of annual Net Sales for the Licensed Product in the Territory (“Annual Commercialization

Report”). The Annual Commercialization Report shall also list all ongoing Commercialization Studies and the status of such studies in the United States, the Major European Countries and Japan. Licensee shall notify Merck prior to the use of the services of sales representatives employed by a Third Party as a contract sales force for Licensed Product and shall in good faith consider Merck’s comments on such use, except Licensee shall retain final decision making authority with respect thereto.

3.07                                    Merck Right of First Negotiation. Licensee grants to Merck a right of first negotiation to obtain an exclusive (even as to Licensee), worldwide license (with the right to sublicense and authorize the grant of further sublicenses) and/or other worldwide rights to research, develop, commercialize, manufacture, have manufactured, use, import, export, commercialize, sell, and/or offer for sale the Licensee Product on the following terms:

(a)         Notice. Subject to Section 3.07(c) below, Licensee shall notify Merck, in advance, in writing if at any time during the Term Licensee intends to offer a license of any kind, to assign or transfer (subject to Section 14.01), or otherwise convey any other rights (e.g., distributorship, co-marketing, co-promotion, etc.) related to the development or commercialization of a Licensed Product in the Field in the United States, a Major European Country or Japan, or with respect to all countries in the Territory, to a Third Party (“Option Notice”). For clarity, (i) an agreement with a contractor, contract research organization, contract manufacturer or other Third Party, under which such Third Party performs contract services on behalf of Licensee or its Affiliates, shall not be subject to this Section 3.07, and (ii) this Section 3.07 shall not apply to a Change of Control of Licensee, or an assignment or transfer of this Agreement or any right or obligation hereunder pursuant to Section 14.01.

(b)         Option Evaluation. In the event that Licensee provides Merck with an Option Notice, Licensee shall provide Merck with a reasonably detailed summary of all information in Licensee’s or its Affiliates’ possession with regard to any preclinical and clinical development of the Licensed Products that are the subject of the Option Notice, including all information relating to the safety and efficacy of the applicable Licensed Products (“Option Information Package”). Merck shall have thirty (30) days from the date it receives the Option Information Package, or as extended as mutually agreed by the Parties, (“Evaluation Period”) in which to evaluate such information and to notify Licensee of its intent to exercise its first right of negotiation by providing written notice to that effect. During the Evaluation Period, Licensee shall, upon request of Merck, provide Merck with reasonable access to all other information and data in its or its Affiliates’ Control reasonably requested by Merck and relating to the Licensed Products that are the subject of the Option Notice. All information provided by Licensee pursuant to this Section 3.07(b) shall constitute Proprietary Information of Licensee subject to Article IX.

(c)          Negotiation. In the event that Merck exercises its right of first negotiation with respect to the applicable Licensed Products, then the Parties shall in good faith exclusively negotiate the terms of a mutually acceptable worldwide license or other form of agreement on commercial terms to be agreed by the Parties. The worldwide license shall be exclusive to Merck, even as to Licensee; the other form of agreement shall also be exclusive to Merck, even as to Licensee, to the extent possible depending on the particular form of agreement. In the event that Merck fails to exercise its right of first negotiation within the Evaluation Period or if the Parties are unable to reach an agreement on the terms for the agreement within forty-five (45) days of Merck’s notice exercising it right of first negotiation, then Licensee shall be free to enter into negotiations and contract with respect to such Licensed Products with a Third Party (“Third Party Licensee”). For clarity. Licensee shall have no further obligations to Merck with respect to a particular Licensed Product that was the subject of an Option Notice provided to Merck under this Section 3.07 regardless of whether at any time during the Term Licensee subsequently intends to offer a Third Party a license with respect to such License Product and with respect to any other countries within the Licensed Territory.

3.08                                    Subcontracting. Consistent with the provisions of this Agreement, Licensee may perform any activities in support of its development and commercialization of Licensed Compounds and Licensed Products through subcontracting to its Affiliates or Third Parties, including Third Party subcontractors, contract service organizations, and academic or government collaborators.

ARTICLE IV — TRANSFER OF MERCK KNOW-HOW

4.01                                    Transfer of Licensed Compounds and Merck Know-How. Merck will provide Licensee with the original Licensed Compounds and Merck Data within sixty (60) days of the Effective Date. Merck shall transfer to Licensee, in a mutually agreed manner, the quantities of available physical inventory of Licensed Compounds solely as listed in Schedule 1.25; provided that the quantities listed are general guidance estimates only of the amounts currently anticipated to be available for shipping from Merck. Merck shall have no further obligation to make any further Licensed Compound(s) available to Licensee. Such inventory shall only be used in preclinical work in accordance with the license grant is Section 2.01 herein and shall not be used for clinical or commercial purposes. Merck shall provide the reports and data as described in Schedule 1.31 in a single copy in electronic format only (where possible in Microsoft Word format, otherwise in searchable PDF format or other agreed format). Merck shall be responsible for all costs associated with transfer of Merck Data. During the Research Period, Merck shall provide additional Merck Know-How to Licensee in response to Licensee’s request to the extent Merck deems such request reasonable and not overly burdensome. Such requests shall be made no more frequently than once every three months, unless otherwise agreed to by the Parties. Merck shall have no further obligation to provide technical, regulatory or other advice or additional Merck Know-How to Licensee, and for the avoidance of doubt Merck shall have no obligation to provide the source documentation or any additional data, in any form, other than that provided within the Merck Data and Know-How as listed in Schedule 1.31.

4.02                                    The Parties acknowledge and agree that Merck has no obligation under the terms and conditions of the Agreement to provide to Licensee any Merck Proprietary Information other than such Merck Proprietary Information included within Merck Know How provided on or after the Effective Date as set forth in the terms of this Agreement; however, if Merck, should in its sole discretion elect to provide any such Merck Proprietary Information to Licensee, then such Merck Proprietary Information shall be considered included with Merck Know How.

ARTICLE V - DILIGENCE

5.01                                    Generally. Licensee shall use Commercially Reasonable Efforts to develop and commercialize at least one Licensed Compound or Licensed Product in the Field in the United States, a Major European Country or Japan, whether alone or with or through one (1) or more Related Party.

5.02                                    Understanding Regarding Diligence. It is understood and agreed that the obligation of Licensee to use Commercially Reasonable Efforts with respect to the development of any specific Licensed Compound or Licensed Product under Section 5.01 of this Agreement is expressly subject to the continuing absence of any materially adverse condition or event relating to the safety or efficacy of the Licensed Compound or Licensed Product, and the specific tasks that Licensee shall undertake to develop or market any such Licensed Compound or Licensed Product, in compliance with such Commercially Reasonable Efforts obligation, shall be modified or delayed as may be required in Licensee’s reasonable opinion in order to address any such materially adverse condition or event so long as any such condition or event exists. Licensee shall use Commercially Reasonable Efforts to resolve such safety or efficacy issue and shall keep Merck informed as to the nature of the safety or efficacy issue, Licensee’s efforts to resolve it and the anticipated time frame for achieving such resolution.

5.03                                    Failure. Any material failure by Licensee to comply with the obligations set forth in this Article V shall be deemed to be a material breach for which Merck may exercise its termination rights under and in accordance with Article XII and any other available remedies at law or in equity.

ARTICLE VI — MANUFACTURING

6.01                                    Manufacturing Responsibility. Licensee will be responsible for the manufacturing of the Licensed Compound and Licensed Product for use by Licensee, its Affiliates and its sublicensees in the Field in the Territory.

ARTICLE VII - PAYMENTS; ROYALTIES AND REPORTS

7.01                                    Consideration for License. In consideration for the license granted hereunder, Licensee shall pay to Merck a non-refundable, non-creditable, upfront payment of two hundred thousand U.S. dollars ($200,000.00), which shall be due within thirty (30) days of the Effective Date of this Agreement.

7.02                                    Milestone Payments. Subject to the terms and conditions of this Agreement and in further consideration for the license granted herein, Licensee shall make each of the following non-refundable, non-creditable milestone payments to Merck for each Licensed Product:

•             [**] U.S. dollars ($[**]) upon acceptance of an IND or equivalent for a Licensed Product by a regulatory agency in any country;

•             [**] U.S. dollars ($[**]) upon acceptance of the first filing of an NDA or equivalent for a Licensed Product in the United States;

•             [**] U.S. dollars ($[**]) upon acceptance of the first filing of an marketing authorization application or equivalent for a Licensed Product with the European Medicines Agency or in a Major European Country;

•             [**] U.S. dollars ($[**]) upon the receipt of the first NDA approval or equivalent for a Licensed Product in the United States;

•             [**] U.S. dollars ($[**]) upon the receipt of the first Marketing Authorization or equivalent for a Licensed Product by the European Medicines Agency or in any Major European Country.

Licensee shall notify Merck in writing within ten (10) business days after the achievement of each such milestone event by Licensee, its Affiliates or a sublicensee giving rise to a payment obligation under this Section 7.02 and Licensee shall pay Merck the indicated amount no later than forty-five (45) days after such notification to Merck.

Each of the foregoing milestone payments set forth above shall be payable only once — upon the first achievement of such milestone by a Licensed Product — and no amounts shall be due for subsequent or repeated achievement of such milestone by the same Licensed Product for example for a repeated or additional Clinical Trials or Marketing Authorizations of the same Licensed Product or additional dosage forms, formulations, indications and line extensions of the same Licensed Product. The total milestone payments payable under this Section 7.02 shall not exceed six million one hundred and fifty thousand dollars (U.S. $6,150,000) per Licensed Product.

7.03                                    Royalties.

(a)         Royalty Rates. Subject to the terms and conditions of this Agreement, Licensee shall pay to Merck [**] percent ([**]%) royalties on Net Sales made by Licensee, its Affiliates or sublicensees of any Licensed Product commencing upon the First Commercial Sale of a Licensed Product in a particular country in the Territory and will continue on a product-by-product, country-by-country basis until the later of (i) the expiration of the last to expire Valid Patent Claim covering a Licensed Product in such country, or (ii) 10 (ten) years from First Commercial Sale of the Licensed Product in such country.

**CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

(b)         There shall be no reduction in the royalty due to Merck in the event that Licensee requires any Third Party patent licenses. There shall be no reduction in the royalty due to Merck in the event of generic product commercialization.

7.04                                    Reports; Payment of Royalty; Payment Exchange Rate and Currency Conversions.

(a)         Royalties Paid Quarterly. Within sixty (60) calendar days following the end of each Calendar Quarter, following the First Commercial Sale of a Licensed Product, Licensee shall furnish to Merck a written report for the Calendar Quarter showing the Net Sales of Licensed Product sold by Licensee and its Related Parties in the Territory during such Calendar Quarter and the royalties payable under this Agreement for such Calendar Quarter. Such written report shall include the gross sales of Licensed Product on a country-by-country basis, an itemized calculation of any deductions taken from such gross sales to arrive at Net Sales for the applicable Calendar Quarter and the calculation of the amount of royalty payment due on such Net Sales. Simultaneously with the submission of the written report, Licensee shall pay to Merck the royalty due for such Calendar Quarter calculated in accordance with this Agreement.

(b)         Method of Payment. All payments to be made by Licensee to Merck under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by Merck from time to time. Royalty payments shall be made in United States dollars. The rate of exchange to be used in any such conversion from the currency in the country where such Net Sales are made shall be the rate of exchange published in the Wall Street Journal on the last business day of the Calendar Quarter in which such Net Sales are calculated.

7.05                                    Maintenance of Records; Audits.

(a)         Record Keeping by Licensee. Licensee shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Upon thirty (30) days prior written notice from Merck, Licensee shall permit an independent certified public accounting firm of nationally recognized standing selected by Merck and reasonably acceptable to Licensee, at Merck’s expense, to have access during normal business hours to examine the pertinent books and records of Licensee, its Affiliates and/or sublicensees as may be reasonably necessary to verify the accuracy of the royalty reports hereunder. The examination shall be limited to the pertinent books and records for any year ending not more than thirty-six (36) months prior to the date of such request. An examination under this Section 7.05(a) shall not occur more than once in any Calendar Year. The accounting firm shall disclose to Merck only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Merck. All such accounting firms shall sign a confidentiality agreement (in form and substance reasonably acceptable to Licensee) as to any of Licensee’s confidential information that such accounting firms are provided, or to which they have access, while conducting any audit pursuant to this Section 7.05(a).

(b)         Underpayments/Overpayments. If such accounting firm correctly concludes that additional royalties were owed during such period, Licensee shall pay such additional royalties within thirty (30) days of the date Merck delivers to Licensee such accounting firm’s written report so correctly concluding. If such underpayment exceeds both (i) [**] U.S. dollars ($[**]) and (ii) [**] percent ([**]%) of the sums correctly due Merck then the reasonable fees charged by such accounting firm for the work associated with the underpayment audit shall be paid by Licensee. For clarity, in all other circumstances the fees charged by such accounting firm for the work associated with the underpayment audit shall be paid by Merck. Any overpayments by Licensee will be credited against future royalty obligations or at Licensee’s request, promptly refunded to Licensee.

(c)          Record Keeping by Sublicensee. Licensee shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Licensee, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Merck’s independent accountant to the same extent required of Licensee under this Agreement.

(d)         Confidentiality. Merck shall treat all financial information subject to review under this Section 7.05 or under any sublicense agreement, in accordance with the confidentiality provisions of Article IX of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Licensee or Related Party, as applicable, obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

(e)          Late Payments. Any amount owed by Licensee to Merck under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the rate of the one (1) month London Inter-Bank Offering Rate (“LIBOR”) plus one percent (1%) as set by the British Bankers Association as of the due date.

7.06                                    Income Tax. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article VII, Licensee shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article VII. Licensee shall submit appropriate proof of payment of the withholding taxes to Merck within sixty (60) days of filing with the relevant tax authority.

**CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

ARTICLE VIII - PATENTS

8.01                                    Ownership of Inventions. As between the Parties, Licensee shall own the entire right, title and interest in and to any and all Know-How discovered, created, identified or made solely by it and its Related Parties and their respective employees, agents or independent contractors in the course of performing or exercising its rights under this Agreement, and all intellectual property rights in any of the foregoing. Inventorship shall be determined in accordance with U.S. patent laws.

8.02                                    Prosecution and Maintenance of Patents. Merck agrees to prosecute and maintain Merck Patent Rights in the Territory, on its own or through its Affiliate, or through mutually acceptable outside counsel. Licensee shall pay or reimburse Merck for reasonable third party legal-related fees incurred on or after the Effective Date with respect to the patent filing, prosecution and maintenance costs in all countries where filed for the Merck Patent Rights specifically listed in Schedule 1.33. Merck shall obtain the prior written approval of Licensee with respect to the filing of the Merck Patent Rights in additional countries where patent validation or registration is possible. After expiration of the Research Period, Licensee shall be responsible to pay or reimburse Merck for the legal fees set forth in this Section 8.02 only for those patents or patent applications within the Merck Patent Rights that claim a Licensed Compound. Merck shall consult with Licensee as to the preparation, filing, prosecution, and maintenance of all Merck Patent Rights reasonably prior to any deadline or action and shall provide Licensee with drafts of any material filings in a reasonable amount of time in advance of the anticipated filing date and shall consider in good faith any comments of Licensee on such patent filings for the Merck Patent Rights.

8.03                                    Patent Term Restoration. The Parties hereto shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Merck Patent Rights. In the event there is a conflict between Merck and Licensee with respect to an election for obtaining such patent term restoration or supplemental protection certificates or their equivalents, Merck shall have the right to make the election and Licensee agrees to abide by such election. Each Party agrees to assist the other Party as needed with the filing and prosecuting of any such application for patent term restoration or supplemental protection certificates or their equivalents.

8.04                        Interference, Derivation, Opposition, Reissue Reexamination and Post Grant Review Proceedings. Any Party shall, within ten (10) business days of learning of any request for, or filing or declaration of, any interference, derivation, opposition, reexamination, or post grant review (or similar administrative proceedings) relating to Merck Patent Rights and inform the other Party of such event. Merck and Licensee shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Licensee shall have the right to review and approve any submission to be made in connection with such proceeding. Merck shall not initiate any interference, derivation, reissue, or reexamination proceeding (or similar administrative proceedings) relating to Merck Patent Rights without the prior written consent of Licensee, which consent shall not be unreasonably withheld, delayed or conditioned. In connection with any interference, derivation, opposition, reissue, reexamination, or post grant review proceeding (or similar administrative proceedings) relating to Merck Patent Rights, Merck and Licensee will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Merck shall keep Licensee informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto. To the extent Merck and Licensee mutually agree with the course of action with respect to any interference, derivation, opposition, reexamination, reissue, or post grant review proceeding (or similar administrative proceedings) relating to Merck Patent Rights, Licensee shall bear the expense of such proceeding.

8.05                                    Option of Licensee to Prosecute and Maintain Patents. Merck shall give notice to Licensee of any desire to cease prosecution and/or maintenance of the Merck Patent Rights and, in such case, shall permit Licensee, at Licensee’s sole discretion, to continue the prosecution or maintenance at its own expense. If Licensee elects to continue the prosecution or maintenance, Merck shall execute such documents and perform such acts, at Licensee’s expense, as may be reasonably necessary to effect an assignment of such Merck Patent Rights to Licensee. Any such assignment shall be completed in a timely manner to allow Licensee to continue such prosecution or maintenance. Any patents or patent applications so assigned shall no longer be considered Merck Patent Rights; except that Merck and its Affiliates shall retain:

(a)         With respect to Licensed Compounds listed in Schedule 1.25 and any Additional Licensed Compounds, any retained rights pursuant to Section 2.02 under such patents or patent applications assigned pursuant to this Section 8.05; and

(b)         With respect to compounds that are not Licensed Compounds, a non-exclusive, perpetual, royalty free, fully paid up license with the right to grant sublicenses under such patents and patent applications assigned pursuant to this Section 8.05.

8.06                                    Enforcement and Defense. In the event that either Licensee or Merck becomes aware of any alleged, threatened or actual commercially material infringement of a Merck Patent Right in a country in the Territory, or judicial challenge to the validity of a Merck Patent Right in a country in the Territory, it will notify the other Party in writing to that effect within a reasonable time period. Merck and Licensee shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both Merck and Licensee to terminate any infringement of Merck Patent Rights or defend the validity of any Merck Patent Right. In all instances, each Party shall have the right to be represented by counsel of its own choice.

(a)         First Right of Merck; Right of Licensee to Assume. Merck shall have the first right to initiate, prosecute or control any such legal action. Merck shall promptly notify Licensee in writing if it elects not to exercise such first right and, if the rights of Licensee under this agreement may be materially affected, Licensee shall thereafter have the right to either initiate, prosecute or control, entirely under its own direction, any such legal action, in the name of Licensee and, if necessary, Merck.

(b)         Expenses and Cooperation. Merck shall bear all the expenses of any legal action brought by it and in which Licensee is not a party to the action. Licensee shall have the right, prior to commencement of the legal action brought by Merck, to join any such legal action in which the rights of Licensee under this agreement may be materially affected. In the event that Licensee joins in such legal action, or initiates, prosecutes or controls the defense of any such action pursuant to Section 8.06(a), Licensee shall pay the costs of such legal action. Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, the consultation and approval of any settlement negotiations and the terms of any offer related thereto. In the event that Licensee is a party to such a legal action, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the mutual consent of Licensee and Merck, and such consent shall not be unreasonably withheld. In no event shall Merck settle any such action or proceeding in a manner which restricts the scope, or adversely affects the enforceability, of Merck Patent Rights claiming or covering Licensed Compounds or Licensed Products without the prior written consent of Licensee, such consent shall not be unreasonably withheld.

(c)          Recovery. Any recovery or damages derived from a legal action to which Licensee is a party shall be used first to reimburse Licensee for its documented out-of-pocket legal expenses relating to the action, with any remaining amounts to be shared equally by the Parties; provided however that in the event Licensee elected to control such action pursuant to Section 8.06(a) above, Merck shall be entitled to receive out of any remaining amounts an amount equal to the royalties payable hereunder by treating such remaining amounts as “Net Sales” hereunder, with the balance payable to Licensee. Any recovery or damages derived from a legal action to which Licensee is not a party shall be retained by Merck. Merck shall incur no liability to Licensee as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any of the Merck Patent Rights invalid or unenforceable.

8.07                                    Third Party Infringement Suit. In the event that a Third Party sues Licensee alleging that Licensee’s, its Affiliates’ or its sublicensees’ making, having made, importing, exporting or using Licensed Compound or distributing, marketing, promoting, offering for sale or selling Licensed Product infringes or will infringe a claim of a Third Party patent that specifically covers the Licensed Compound or its manufacture, then Licensee may elect to defend such suit.

8.08                                    Abandonment. Merck shall promptly give prior written notice to Licensee of the grant lapse, revocation, surrender, invalidation or abandonment of any Merck Patent Rights licensed to Licensee for which Merck is responsible for the prosecution and maintenance under this Agreement. If there are any actions that might be taken to reinstate any Merck Patent Rights that have lapsed, been revoked, surrendered, invalidated or abandoned pursuant to this Agreement. Licensee may, subject to Merck’s approval, and at Licensee’s own expense, take such actions to attempt to reinstate such Merck Patent Rights.

8.09                                    No Challenge of Validity of Patent. Licensee hereby agrees that in the event that it, its Affiliates or sublicensees challenges the validity of any patent application or patent within the Merck Patent Rights, Merck may, in its sole discretion, terminate Licensee’s license under this Agreement to such patent application or patent; except that in the case of a challenge by a sublicensee, Merck shall have the right to terminate only if such challenge is not dismissed within sixty (60) days.

8.10                                    With regard to unreimbursed expenses associated with this Article VIII and paid by Merck on or after the effective date of this Agreement, Merck, at its sole option, may require Licensee:

(a)         to pay Merck on a quarterly basis, within forty five (45) days of Merck’s submission of a statement and request for payment, these unreimbursed expenses paid during the previous calendar quarter;

(b)         to pay these unreimbursed expenses directly to the law firm employed by Merck to handle these functions. However, in this event, Merck and not Licensee shall be the client of the law firm.

8.11                                    Merck agrees, upon written request, to provide Licensee with summaries of invoices for which Merck has requested payment from the Licensee under this Article VIII. Licensee agrees that all information provided by Merck related to these expenses shall be treated as Proprietary Information.

ARTICLE IX- CONFIDENTIALITY AND PUBLICATION

9.01                                    Confidentiality.

(a)         Nondisclosure Obligation. Each of Merck and Licensee shall use any Proprietary Information received by it from the other Party only in accordance with this Agreement and shall not disclose to any Third Party any such Proprietary Information without the prior written consent of the other Party. The foregoing obligations shall survive the expiration or termination of this Agreement for a period of [**] ([**]) years. These obligations shall not apply to Proprietary Information that:

(i)                                     is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s written records;

(ii)                                  is at the time of disclosure, or thereafter becomes, published or otherwise part of the public domain without breach of the obligations of confidentiality under this Agreement by the receiving Party;

(iii)                               is subsequently disclosed to the receiving Party by a Third Party who has the right to make such disclosure, as documented by the receiving Party’s written records;

**CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

(iv)                              is independently developed by the receiving Party or its Affiliates and without the aid, use or application of any of the disclosing Party’s Proprietary Information, and such independent development can be documented by the receiving Party’s written records; or

(v)                                 is required to be disclosed by law, regulation, rule, act or order of any governmental authority or agency to be disclosed, provided that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information and thereafter the receiving Party discloses to the requesting entity only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

(b)         Permitted Disclosures. Notwithstanding provisions of Section 9.01(a), Licensee, its Affiliates or sublicensees shall have the right to disclose Proprietary Information received by it from Merck:

(i)                                     to any institutional review board of any entity conducting Clinical Trials with Licensed Product or to any governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct Clinical Trials or to market Licensed Product, provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations; or

(ii)                                  to any bonafide potential or actual investor, investment banker, acquirer, merger partner, or other potential or actual financial partner; provided that in connection with such disclosure, Licensee shall require each disclosee to enter into a confidentiality agreement with respect to such Proprietary Information.

(c)          Disclosure to Agents. Notwithstanding the provisions of Section 9.01(a) and subject to the other terms of this Agreement, each of Licensee and Merck shall have the right to disclose Proprietary Information to their respective sublicensees, agents, consultants, Affiliates or other Third Parties (collectively “Agents”) in accordance with this Section 9.01(c). Such disclosure shall be limited only to those Agents directly involved in the development, manufacturing, marketing or promotion of Licensed Compound or Licensed Product (or for such Agents to determine their interest in performing such activities) in accordance with this Agreement. Any such Agents must agree in writing to be bound by confidentiality and non-use obligations no less restrictive than those contained in this Agreement.

9.02                                    Breach of Confidentiality. The Parties agree that the disclosure of the Disclosing Party’s Proprietary Information in violation of this Agreement may cause the Disclosing Party irreparable harm and that any breach or threatened breach of this Agreement by the Receiving Party entitles disclosing Party to seek injunctive relief, in addition to any other legal or equitable remedies available to it, in any court of competent jurisdiction. For clarity, such disputes shall not be subject to Article XIII.

9.03                                    No Publicity. A Party may not use the name of the other Party in any publicity or advertising and may not issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms or conditions herein, except (i) on the advice of its counsel as required by law (e.g., any Securities and Exchange Commission filings and disclosures) and provided the Party who will be disclosing such information has consulted with the other Party to the extent feasible prior to such disclosure with respect to the substance of the disclosure; or (ii) as consented to in advance by the other Party in writing. Notwithstanding the foregoing, Licensee shall have the right without obtaining Merck’s consent to make public announcements concerning the development or commercialization of the Licensed Product in the Field in the Territory under this Agreement, such as announcing the commencement of any clinical trial for the Licensed Product, the publication of data and results, the filing of regulatory filings for the Licensed Product and the achievement of Marketing Authorization of the Licensed Product. The Parties have agreed on a form of initial press release that may be used by either Party on an ongoing basis to describe this Agreement that is attached hereto as Attachment 9.03. Licensee shall provide Merck with reasonable advance written notice of any press release or other public disclosure of the results of any of its work on Licensed Compound or Licensed Product under this Agreement.

9.04                                    Scientific Publications. Each Party recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 9.01 and Section 9.03 of this Agreement, in the event that a Party wishes to make a publication containing any Merck Know-How or subject of Merck Patent Rights, such Party shall deliver to the other Party a copy of the proposed written publication at least thirty (30) days prior to submission for publication. The Parties shall have the right to propose modifications to or delay of the publication for patent reasons or trade secrets. If a reviewing Party requests a delay for patent reasons, the other Party shall delay submission for a period of up to forty-five (45) days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Article VIII of this Agreement. Upon expiration of such delay, the Party seeking to publish shall be free to proceed with the publication. If a Party requests modifications to the publication, the Party seeking to publish shall edit such publication to prevent disclosure of trade secret or Proprietary Information prior to submission of the publication.

9.05                                    Terms of Agreement. Neither Party nor its Affiliates shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except as follows: a Party and its Affiliates may disclose the terms or conditions of this Agreement (but not any other Proprietary Information, which may be disclosed only as described elsewhere in this Article IX), (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, provided that such advisors are subject to confidentiality with regard to such information under an agreement or ethical obligation; (b) to a Third Party or Related Party in connection with (i) a financing (or proposed financing) or an equity investment (or proposed investment) in such Party or its Affiliates, including to its shareholders and prospective shareholders, (ii) the granting of a sublicense pursuant to Section 2.06 or entry into any agreement with respect to the development, manufacture or commercialization of a Licensed Product, (iii) a merger, consolidation or similar transaction by such Party or its Affiliates, (iv) the sale of all or substantially all of the assets of such Party or its Affiliates to which this Agreement relates, or (v) in connection with a securitization, provided that such Third Party executes a non-use and non-disclosure agreement with confidentiality and non-use obligations similar to those contained in this Agreement, and having a minimum confidentiality period of five (5) years; (c) to the United States Securities and Exchange Commission or any other securities exchange or governmental entity, including as required to make an initial or subsequent public offering, or (d) as otherwise required by law or regulation, provided that in the case of (c) and (d) the disclosing Party shall (x) if practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (y) if requested by such other Party, seek, or cooperate with such Party’s efforts to obtain, confidential treatment or a protective order with respect to any such disclosure to the extent available at such other Party’s expense, and (z) use good faith efforts to incorporate the comments of such other Party in any such disclosure or request for confidential treatment or protective order.

ARTICLE X- REPRESENTATIONS AND WARRANTIES

10.01                             Representations and Warranties of Each Party. Each of Merck and Licensee hereby represents, warrants and covenants to the other Party hereto as follows:

(a)         it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;

(b)         the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

(c)          it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)         the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions herein does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its corporate charter or other operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(e)          except for the governmental and Marketing Authorizations required to market the Licensed Product in the Territory, the execution, delivery and performance of this Agreement by such Party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or Regulatory Authority and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such Party;

(f)           this Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles; and

(g)         it shall comply with all applicable material laws and regulations relating to its activities under this Agreement.

10.02                             Merck’s Representations. Merck hereby represents, warrants and covenants to Licensee that as of the Effective Date:

(a)         To the best of its knowledge, Schedule 1.33 accurately identifies all patents and patent applications claiming compositions of matter owned or controlled by Merck as of the Effective Date that in absence of a license, would prevent Licensee to further research, develop, manufacture, use and/or commercialize Licensed Compounds;

(b)         Merck is the sole owner of the entire right, title and interest in and to all patents, patent applications and other intellectual property rights within the Merck Patent Rights. Merck has the full and legal rights and authority to license to Licensee the Merck Patent Rights. No Third Party has any license, option or other rights or interest in or to the Merck Patent Rights or any part thereof, in each case with respect to any Licensed Compound or Licensed Product. Merck has not received, nor is it aware of, any claims or allegations that a Third Party has any right or interest in or to any patent or patent application in the Merck Patent Rights with respect to any Licensed Compound or Licensed Product or that any of such patents or patent applications are invalid or unenforceable;

(c)          Merck is not aware of the existence of any facts that could form the basis for the invalidation or unenforceability of any patent in the Merck Patent Rights; and

(d)         To the best of its knowledge, no intellectual property rights of any Third Party were infringed or misappropriated during the creation of the Merck Patent Rights.

10.03                             Licensee’s Representations. Licensee hereby represents, warrants and covenants to Merck that, during the Term of this Agreement it will not use in any capacity, in connection with any services to be performed under this Agreement, any individual who has been debarred pursuant to the United States Food, Drug and Cosmetic Act.

10.04                             No Inconsistent Agreements. Neither Party has in effect, and after the Effective Date neither Party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

10.05                             Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting of this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party that drafted such terms and provisions.

10.06                             Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE X, THE LICENSED COMPOUND, LICENSED PRODUCT, MERCK PATENT RIGHTS AND

MERCK KNOW-HOW ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

10.07                             No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY ARISING OUT OF PRIOR COURSE OF DEALING AND USAGE OF TRADE. IN PARTICULAR, BUT WITHOUT LIMITATION, MERCK MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY CONCERNING WHETHER THE LICENSED COMPOUND OR A LICENSED PRODUCT IS FIT FOR ANY PARTICULAR PURPOSE OR SAFE FOR HUMAN CONSUMPTION.

ARTICLE XI - INDEMNIFICATION AND LIMITATION ON LIABILITY

11.01                             Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Merck and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “Merck Indemnified Party”) from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys’ fees), subject to the limitations in Section 11.05 (collectively, a “Liability”) that a Merck Indemnified Party may incur, suffer or be required to pay resulting from or arising out of a suit or action brought by a Third Party with respect to (i) the development, manufacture, promotion, distribution, use, marketing, sale or other disposition of the Licensed Compound or Licensed Product by Licensee, its Affiliates or sublicensees, (ii) any breach by Licensee of any of its representations, warranties and covenants contained in Sections 10.01, 10.03 and 10.04 herein or any material breach of its obligations, and (iii) the negligence and/or willful misconduct of Licensee, its Affiliates or sublicensees with respect to its obligations under this Agreement. Notwithstanding the foregoing, Licensee shall have no obligation under this Agreement to indemnify, defend or hold harmless any Merck Indemnified Party with respect to any Liabilities to the extent that they result from the gross negligence or willful misconduct of Merck, Merck Indemnified Party or any of their respective employees, officers, directors or agents or that result from Merck’s breach of its obligations under this Agreement.

11.02                             Indemnification by Merck. Merck shall indemnify, defend and hold harmless Licensee and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “Licensee Indemnified Party”) from and against any Liability that a Licensee Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with a suit or action brought by a Third Party with respect to (i) any breach by Merck of any of its representations, warranties and covenants contained in Sections 10.01, 10.02 and 10.04 herein or any material breach of its obligations and (ii) the negligence and/or willful misconduct of Merck. Notwithstanding the foregoing, Merck shall have no obligation under this Agreement to indemnify, defend or hold harmless any Licensee Indemnified Party with respect to any Liabilities to the extent that they result from the gross negligence or willful misconduct of Licensee, Licensee Indemnified Party or any of their respective employees, officers, directors or agents or that result from Licensee’s breach of its obligations under this Agreement.

11.03                             Conditions to Indemnification. The obligations of the indemnifying Party under Sections 11.01 and 11.02 are conditioned upon the delivery of written notice to the indemnifying Party of any potential Liability promptly after the indemnified Party becomes aware of such potential Liability. The indemnifying Party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter that could have a materially adverse effect on the business operations or assets of the indemnified Party, the indemnified Party may retain control of the defense or settlement thereof by providing written notice of such effect to the indemnifying Party, but in no event shall such action or notice be construed as a waiver of any indemnification rights that the indemnified Party may have at law or in equity. If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense. The foregoing notwithstanding, the Parties acknowledge and agree that failure of the indemnified Party to promptly notify the indemnifying Party of a potential Liability shall not constitute a waiver of, or result in the loss of, such Party’s right to indemnification under Section 11.01 or 11.02, as appropriate, except to the extent that the indemnifying Party’s rights, and/or its ability to defend against such Liability, are materially prejudiced by such failure to notify.

11.04                             Settlements. Neither Party may settle a claim or action related to a Liability without the consent of the other Party, and such consent shall not be unreasonably withheld, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other Party’s rights under this Agreement. Any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

11.05                             Limitation of Liability. With respect to any claim by one Party against the other arising out of the performance or failure of performance of the other Party under this Agreement, the Parties expressly agree that the liability of such Party to the other Party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a Party be liable for punitive, exemplary or consequential damages.

11.06                             Insurance. Prior to commencing Clinical Trials, Licensee shall, at its own expense, procure and maintain policies of comprehensive general liability insurance (including without limitation product liability and contractual liability insurance) in the amount of [**] Dollars ($[**]) to cover any activity involving Licensed Compound or Licensed Product and shall maintain such insurance for so long as it continues to conduct such activities hereunder, and thereafter for so long as Licensee customarily maintains insurance in accordance with industry standards. All such policies shall name Merck as an additional insured, and insurers will waive all rights of subrogation against Merck. Licensee will promptly provide for itself, its Affiliates and its sublicensees copies of certificates of insurance evidencing such coverages. Licensee shall notify Merck not less than thirty (30) days in advance of any material change or cancellation of any policy. Licensee shall continue to maintain such insurance in effect after the expiration or termination of this Agreement during any period in which Licensee, its Affiliates or its sublicensee continues to make, have made, use, sell, offer to sell or import Licensed Product. If any insurance is on a claims made basis, Licensee will maintain such insurance for a period of not less than [**] ([**]) years after it has ceased all commercial sale, distribution or use of any Licensed Product.

ARTICLE XII- TERM AND TERMINATION

12.01                             Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier by mutual written agreement of the Parties or pursuant to Sections 12.02 or 12.03 below, the term of this Agreement shall continue in effect on a country-by-country and product-by-product basis until the expiration of Licensee’s obligation to pay royalties under Article VII herein (the “Term”). Upon expiration of this Agreement in its entirety, Licensee’s license pursuant to Section 2.01(a) shall become a fully paid-up, royalty-free, irrevocable, perpetual non-exclusive license.

12.02                             Termination by Licensee.

(a)         Licensee’s Right to Terminate. Notwithstanding anything contained herein to the contrary, Licensee shall have the unilateral right to terminate this Agreement in its entirety without cause at any time by giving ninety (90) days advance written notice to Merck. In the event of such termination, the rights and obligations hereunder shall terminate; provided, however, that any payment obligations due and owing as of the termination date shall continue.

(b)         Effect of Termination. Notwithstanding anything contained herein to the contrary, following any termination of this Agreement in its entirety under Section 12.02(a), all rights and licenses granted to Licensee hereunder shall revert back to Merck pursuant to Section 12.05 provided that all sublicenses granted under Section 2.06 shall survive to the extent so provided in such Section.

**CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

12.03                             Termination for Cause.

(a)         Termination for Cause. This Agreement may be terminated, in its entirety by written notice by either Party at any time during the Term of this Agreement:

(i)                                     upon or after the breach of any material provision of this Agreement if the breaching Party has not cured such breach within sixty (60) days following receipt of written notice from the non-breaching Party requesting cure of the breach or, if such breach is not susceptible of cure within such sixty (60) day period, the breaching Party has not taken appropriate steps to commence such cure during such sixty (60)-day period and continued to diligently pursue such cure in a manner reasonably assuring such cure within a reasonable period of time thereafter (not to exceed one hundred eighty (180) days). Any right to terminate under this Section 12.03(a) shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article XIII with respect to the alleged breach, which stay and tolling shall last so long as the allegedly breaching Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings; or

(ii)                                  upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other Party, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such Party’s business, or if a substantial portion of such Party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within one hundred twenty (120) days after the filing thereof.

(b)         Effect of Termination for Cause on License.

(i)                                     Termination by Licensee for Cause. In the event this Agreement is properly terminated by Licensee under Section 12.03(a), Licensee’s license pursuant to Section 2.01(a) shall become a fully paid-up, royalty-free, irrevocable, perpetual license.

(ii)                                  Termination by Merck for Cause. In the event this Agreement is properly terminated by Merck under 12.03(a), the rights and license granted to Licensee and its Affiliates under Section 2.01 of this Agreement shall terminate and all rights to the Licensed Compound and Licensed Product shall revert to Merck pursuant to Section 12.05 provided that all sublicenses granted under Section 2.06 shall survive to the extent so provided in such Section.

12.04                             Effect of Termination Generally. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Article I (Definitions), Article IX (Confidentiality), Article XI (Indemnification and Limitation on Liability), Article XIII (Dispute Resolution), Article XIV (Miscellaneous) and Section 8.01, Section 10.06, Section 10.07, Section 12.01, Section 12.02(b), Section 12.03(b), Section 12.04 and Section 12.05 shall survive the expiration or termination of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Product sold prior to such termination.

12.05                             Termination by Licensee without Cause or Termination by Merck with Cause. In the event of termination by Licensee without cause under Section 12.02(a) or by Merck with cause under Section 12.03(a): (i) Licensee shall pay all amounts then due and owing as of the termination date; and (ii) except for the surviving provisions set forth in Section 12.04 of this Agreement, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

(a)         Not later than thirty (30) days after the date of such termination, Licensee shall, at Merck’s discretion, either destroy or return or cause to be returned to Merck, all Merck Know-How in tangible form received from Merck and any other documents containing Merck’s Proprietary Information, and all copies thereof, including those in the possession of the receiving Party’s Agents pursuant to Section 9.01(c), except that Licensee may retain one (1) copy of Merck Proprietary Information in its confidential files in a secure location solely for the purposes of (i) determining its obligations hereunder, (ii) complying with any applicable regulatory requirements, or (iii) defending against any product liability claim. If requested by Merck to return any Licensed Compounds, Licensee shall only be obligated to transfer available inventory of Licensed Compounds listed in Schedule 1.25 still in Licensee’s or its Related Parties’ possession or control as of the date of termination notice. The return of Proprietary Information and transfer of inventory pursuant to this Section will be made at Licensee’s expense, at no cost to Merck. If Licensee or its Related Parties has additional physical inventory of Licensed Compound that exceeds the amount originally transferred to Licensee by Merck, Merck will have the option to have any additional inventory of Licensed Compounds or Licensed Products either destroyed or transferred to Merck at Merck’s expense.

(b)         Within forty-five (45) days of the date of provision to Merck of the termination notice, according to Section 12.02(a), Licensee shall provide to Merck a written summary report of the key preclinical and clinical findings of License Compound and/or Licensed Product to date and rationale for termination of the Agreement. All information provided under this Section 12.05 to Merck shall be deemed Proprietary Information of Licensee.

(c)          Merck shall have thirty (30) days to provide notice to Licensee as to whether Merck has an interest in a license to Licensee Know-How and Licensee Patents Rights.

ARTICLE XIII— DISPUTE RESOLUTION

13.01                             Informal Discussions. Except as otherwise provided herein, in the event of any controversy or claim arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or the relationship between the Parties with respect to the Licensed Compound or Licensed Product, the Parties shall first try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within thirty (30) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter within the said thirty (30) days, either Party may refer the matter by written notice to the other under Section 14.07 to the Vice President of Merck, or designee, and the Chief Executive Officer of Licensee, or designee, for discussion and resolution. If such individuals or their designees are unable to resolve such dispute within sixty (60) days of such written notice, either Party may initiate arbitration proceedings in accordance with the provisions of this Article XIII.

13.02                             Arbitration. All disputes arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or relating in any way to the relationship between the Parties with respect to the Licensed Compound or Licensed Product, shall be finally and exclusively settled by arbitration by a panel of three (3) arbitrators, provided such dispute is not an “Excluded Claim”. As used in this Section 13.02, the phrase “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; (b) misappropriation of trade secrets; or (c) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

(a)         The arbitration proceeding shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) with such proceedings to be held in Newark, New Jersey, United States. In all cases, the arbitration proceedings shall be conducted in the English language, and all documents that are submitted in the proceeding shall be in the English language. Judgment upon the award rendered by arbitration may be issued and enforced by any court having competent jurisdiction.

(b)         If a Party intends to begin an arbitration to resolve a dispute, such Party shall provide written notice to the other Party, informing the other Party of such intention and any statement of claim required under the applicable arbitration rules (as determined in accordance with Section 13.02(a)). Within twenty (20) business days after its receipt of such notice, the other Party shall, by written notice to the Party initiating arbitration, add any additional issues to be resolved that would be considered mandatory counterclaims under New York law. For clarity, the resolution of any disputes regarding such counterclaims shall be conducted in the same proceedings as the initial claims.

(c)          Within forty-five (45) days following the receipt of the notice of arbitration, the Party referring the matter to arbitration shall appoint an arbitrator and promptly notify the other Party of such appointment. The other Party shall, upon receiving such notice, appoint a second arbitrator within twenty one (21) days, and the two (2) arbitrators shall, within fifteen (15) days of the appointment of the second arbitrator, agree on the appointment of a third arbitrator who will act with them and be the chairperson of the arbitration panel. In the event that either Party shall fail to appoint an arbitrator within thirty (30) days after the commencement of the arbitration proceeding, the arbitrator shall be appointed by the AAA. In the event of the failure of the two (2) arbitrators to agree within sixty (60) days after the commencement of the arbitration proceeding to appoint the chairperson, the chairperson shall also be appointed by the AAA.

(i)                                     All of the arbitrators shall have significant legal or business experience in pharmaceutical licensing matters. The arbitrators shall not be employees, directors or shareholders of either Party or any of their Affiliates.

(ii)                                  Each Party shall have the right to be represented by counsel throughout the arbitration proceedings.

(iii)                               To the extent possible, the arbitration hearings and award will be maintained in confidence.

(iv)                              In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of the panel provided for herein, with each member having one (1) vote. The arbitrators shall render a written decision with their resolution of the dispute that shall set forth in reasonable detail the facts of the dispute and the reasons for their decision. The decision of the arbitrators shall be final and non-appealable and binding on the Parties.

13.03                             Injunctive Relief. By agreeing to arbitration, the Parties do not intend to deprive any competent court of such court’s jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award or judgment. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a national court, the court of arbitration shall have full authority to grant provisional remedies and to award damages for failure of any Party to respect the court of arbitration’s order to that effect.

13.04                             Expenses of Arbitration and Expert Determination. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses). Absent the filing of an application to correct or vacate the arbitration award as permitted by applicable law, each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

ARTICLE XIV- MISCELLANEOUS

14.01                             Assignment/Change of Control. Except as provided in this Section 14.01, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that Merck may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with a Change of Control. Licensee may, without Merck’s consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with a Licensee Change of Control subject to the following:

(a)         Licensee shall provide written notice to Merck at least thirty (30) days prior to the completion of a Change of Control, subject to any confidentiality obligations of Licensee then in effect (but, if such confidentiality obligations prevent Licensee from providing such written notice, Licensee shall so notify Merck within fifteen (15) days after completion of such Change of Control).

(b)         Any permitted assignee shall assume all assigned obligations of its assignor under the Agreement. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall be binding upon, and inure to the benefit of, each Party, its Affiliates, and its permitted successors and assigns. Each Party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

(c)          Any attempted assignment not in accordance with Section 14.01 shall be null and void.

14.02                             Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York, United States of America without giving effect to its conflict of law principles, and the national patent laws relevant to the patent at issue. Subject to the terms of this Agreement, all disputes under this Agreement shall be governed by binding arbitration pursuant to the mechanism set forth in Article XIII herein.

14.03                             Waiver. Any delay or failure in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.04                             Independent Relationship. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

14.05                             Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America that may be imposed upon or related to Merck or Licensee from time to time by the government of the United States of America. Furthermore, Licensee agrees that it will not export, directly or indirectly, any technical information acquired from Merck under this Agreement or any Licensed Products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

14.06                             Entire Agreement; Amendment. This Agreement, including the Schedules hereto and thereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties with regard to the subject matter of this Agreement in the Territory, including the Confidentiality Agreement. There are no other covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Parry.

14.07                             Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or a PDF document sent by electronic mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Licensee, to:	Cerecor Inc.
2400 Boston Street, Suite 324
Baltimore, MD 21224

if to Merck, to:	Essex Chemie AG
Weystrasse 20
6000 Lucerne 6
Switzerland
Attn: Director, Finance
Facsimile No.: +41 44-828-7208

and	Merck Sharp & Dohme Corp.
One Merck Drive Mail Code WS2A30
Whitehouse Station, NJ 08889-0100
Attention: Chief Licensing Officer
Facsimile: (908) 735 1201

and for all notices, reports and plans required under Article III, a copy to:

Merck Sharp & Dohme Corp.
2000 Galloping Hill Rd Mail Code 4385
Kenilworth, NJ 07033
Attention: Head of Global Outlicensing
Facsimile: (908) 740 4040

Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent. Either Party may change its address or its facsimile number by giving the other Party written notice, delivered in accordance with this Section 14.07.

14.08                             Force Majeure. Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place them in breach of any term or condition of this Agreement to the other Party if such failure is due to any cause beyond the reasonable control of such non-performing Party (“Force Majeure”), unless conclusive evidence to the contrary is provided. Causes of non-performance constituting Force Majeure shall include, without limitation, acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right. The Party affected shall promptly notify the other Party of the condition constituting Force Majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed; provided that nothing herein shall obligate a Party to settle on terms unsatisfactory to such Party any strike, lockout or other labor difficulty, any investigation or other proceeding by any public authority or any litigation by any Third Party. If a condition constituting Force Majeure as defined herein exists for more than ninety (90) consecutive days, the Parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable. If the Parties cannot in good faith reach a satisfactory resolution to the problem within sixty (60) days of meeting, the matter shall be handled pursuant to the dispute resolution provisions of Article XIII herein.

14.09                             Severability. If any provision of this Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall continue in accordance with its terms except for the part declared invalid or unenforceable by order of such court, provided, however, that in the event that the terms and conditions of this Agreement are materially altered, the Parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably substitute such invalid or unenforceable provisions in light of the intent of this Agreement.

14.10                             Extension to Affiliates. In each case where an Affiliate of Licensee has an obligation pursuant to this Agreement or performs an obligation pursuant to this Agreement, Licensee shall cause and compel such Affiliate to perform such obligation and comply with the terms of this Agreement. For the purposes of this Agreement, the Licensee shall be responsible for the contractual obligations of Affiliates. Licensee shall remain fully liable for any acts or omissions of its Affiliates.

14.11                             Counterpart. This Agreement shall become binding when any one or more counterparts of it, individually or taken together, shall bear the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

14.12                             Captions. The captions of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

14.13                             Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.14                             Signatures. For purposes of this Agreement, signatures sent by facsimile or PDF shall also constitute originals.

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Parties.

ESSEX CHEMIE AG		CERECOR INC.

By:	/s/ Christoph Brombacher	By:	/s/ Blake Paterson

Title:	Director	Title:	CEO

Date:	19 March 2013	Date:	15 March 2013

Schedule 1.25

Licensed Compounds

*The table shows the total amount of mg per compound, but may be comprised of different compound batches of the respective compound. The material can be either in solution, in dry vessels, or as solid, and can result from different syntheses and be divided over more than one vessel or container.

Compound	Inventory available to be shipped (mg)
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**CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

Schedule 1.31

Merck Data and Know-How

09 8127 Final Study Report final memo pdfL
002332028TT 09 8127.pdf

09 8672 EXP CHO Abs Report.pdf

09 8307 Exp In Vitro AE Screening Report.pdf

HPLC_methods_DOPAC_HVA.pdf

Available bioanalytical methods for the licensed compounds

Available HVA and DOPAC Data

Available mitochondrial membrane potential data for the licensed compounds

Comp 5 - Preliminary preclinical safety Comp 5 - Preliminary preclinical safety Comp 5 - Preliminary preclinical safety Basic Research - HVA DOPAC methodologies
Chemistry Data files
Summary Table for Selected Compounds Jan 2013
List requested by Cerecor 2013 01-14 final.xlsx Available synthetic methods for each licensed compound.

Clinical Study Reports
None - too early stage

CIB
None - too early stage

Clinical Protocols
None - too early stage

Regulatory
None - too early stage

Panlabs
Panlabs_MKW-1039_[**].pdf Panlabs_MKW-1039_[**]_addendum.pdf Panlabs_MKW1081_[**]_000E003.pdf Panlabs_report_for_MKW_944_[**].pdf tolcapone_panlabs.pdf	Panlabs counterscreen data Panlabs counterscreen data Panlabs counterscreen data Panlabs counterscreen data Panlabs counterscreen data

**CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

Governance Documents and Meeting Minutes

COMT - Cerecor presentation v5 - redacted.pdf
COMT slides_LO_for DD_June 6 2011 red.pdf
Cmpd 5 and 14 summaries redacted of L.pdf

Koff kinetcs tolcapone Jan 17 2013 Reza Q.pdf

2008 07 09 Biology_July 9_2008_meet nonred.pdf
2008 09 Biology_September_2008_meet red.pdf
2010_03_10 COMT_10MAR2010_Closeout_Plan nonred.pdf

Available publically disclosed presentations, and those shared with Cerecor previously

Partnering presentation
Partnering presentation
Compound 5 and 14 Summary

Chemistry Meeting Presentations

Biology Meeting Presentations
Biology Meeting Presentations
Governance Documents and Minutes - Strategy

Schedule 1.33

Merck Patent Rights

1)       WO/2011/109254; Wolkenberg et al.; Appl# PCT/US2011/026399 (filed February 28, 2011)

Country	Application Number
Australia	2011223969
Brazil	BR112012021652-0
Canada	2789471
China	201180012426.3
EPC	11751121.2
India	6908/CHENP/2012
Japan	2012-556121
Korea	10-2012-7023048
Mexico	MX/A/2012/010187
Russia	2012142194
United States	13/582601

2)       WO/2011/109267; Wolkenberg et al.; Appl# PCT/US2011/026424 (filed February 28, 2011)

Country	Application Number
Australia	20112223888
Brazil	BR112012021656-2
Canada	2789475
China	201180012339.8
EPC	11751129.5
India	6907/CHENP/2012
Japan	2012-556126
Korea	10-2012-7023050
Mexico	MX/A/2012/010189
Russia	2012142171
United States	13/582637

3)       WO/2011/109261; Wolkenberg et al.; Appl# PCT/US2011/026414 (filed February 28, 2011)

Country	Application Number
Australia	20112223976
Brazil	BR112012021659-7
Canada	2789494
China	201180012413.6
EPC	11751124.6
India	6909/CHENP/2012
Japan	2012-556122
Korea	10-2012-7023049
Mexico	MX/A/2012/010188
Russia	2012142180
United States	13/582555

Attachment 3.02(a)
Development Plan

Cerecor Inc.’s current draft plan is to develop Merck in-licensed catechol-O-methyltransferase (COMT) inhibitors for one of the following indications: negative symptoms of schizophrenia, adjunct to typical/atypical anti-psychotics in the treatment of positive symptoms of schizophrenia, dopamine deficiency-related disorders such as attention deficit disorder (ADD) or attention deficit and hyperactivity disorder (ADHD), and addictive behavior such as gambling. The indication to be determined based on safety profile and future development outcomes.

Upon in-licensing of selected COMT inhibitors and technology transfer, Cerecor will begin chemistry, drug metabolism and pharmacokinetic (DMPK), and pharmacodynamics ([PD], biomarker) efforts to aid in lead compound selection. Initial chemistry efforts will allow scale-up of compounds for initial testing. After scale-up, compounds will be tested in pilot PK/PD studies to further investigate PK characteristics and PD effects (HVA/DOPAC concentrations and COMT activity). Based on these initial PK/PD assessments, a short list of compounds will be selected for lead optimization to include further preclinical development and possible formulation work to enhance PK. Upon completion, a lead compound will be selected to proceed into IND-enabling studies.

As shown in the current timeline below, Cerecor will participate in a pre-IND meeting with the FDA prior to initiating IND-enabling studies. The IND will be filed and clinical development will begin with a first-in-human study. The first study will be a randomized, double-blind, placebo controlled single ascending dose (SAD) safety, PK, and PD study in healthy subjects. At the lower doses, safety and PK will be investigated. At the higher doses, safety, PK and PD (HVA/DOPAC and COMT activity) will be investigated. The second study will be a randomized, double-blind, placebo controlled multiple ascending dose (MAD) safety, PK, and PD study in healthy subjects. After completion of the MAD study, a Phase 2 dose ranging study will be performed in the targeted patient population.

Attachment 9.03
Initial Press Release

Cerecor Acquires Rights to Merck COMT Inhibitors

Cerecor Inc, a neuroscience biotech company that develops therapies that have the potential to make a difference in diseases with high unmet medical needs, today announced that it has acquired exclusive, worldwide rights to develop, register and commercialize agents that inhibit catechol-O-methyltransferase inhibitors (“COMT inhibitors”), previously discovered and owned by Merck, known as MSD outside the United States and Canada.

COMT is an enzyme that breaks down dopamine, a neurotransmitter that plays a key role in higher brain functions such as motivation, cognition and emotion. Drugs that inhibit COMT have been used to treat patients with Parkinson’s disease; however, they have poor brain penetration and limited safety and tolerability. COMT inhibition also has broad potential applicability in other CNS diseases, such as addictive behaviors and schizophrenia, by specifically increasing dopamine levels in areas of the brain affected by these conditions. While the development of schizophrenia drugs to date has focused on reducing psychosis, improvement in functional outcome has been largely unattainable because current drugs do not have clinically significant impact on the “negative symptoms” and cognitive impairment of the disease. Drugs that inhibit COMT improve working memory and other measures of cognitive function in animals and in clinical studies (normal subjects and in schizophrenics).

“Merck has developed an innovative COMT platform that has addressed the toxicity associated with existing COMT drugs. By accessing this platform, Cerecor broadens its cognition pipeline, which also includes DAAO inhibitors. This enhances our leadership in neuropsychiatric drug development,” stated Dr. Reza Mazhari, Cerecor’s VP of Drug Discovery and Development.

Under the terms of the agreement, Cerecor will evaluate more than 2,000 molecules and select lead candidates for clinical development. Consideration includes milestone payments and royalties consistent with other preclinical licenses in neuroscience. Cerecor anticipates completing the technology transfer activities in 2013.

“Adding COMT inhibitors to our drug development portfolio enhances our mission. Cerecor continues to focus on targets or technologies that have demonstrated human proof of concept, and for which biomarkers could be used to steer early clinical development. We are delighted that Merck has chosen Cerecor to help realize the value of such an innovative body of work as contained within their COMT patent portfolio,” added Dr. Blake Paterson, Cerecor’s co-founder and CEO.

“Cerecor’s approach to the development of safe and effective therapies, combined with its experienced management team, makes them an ideally suited to help advance this platform targeted for the treatment of CNS diseases,” said Dr. Richard Hargreaves, Vice President, Worldwide Head of Basic Research, Neuroscience, Merck Research Laboratories.

About Cerecor

Cerecor Inc is a biopharmaceutical company focused on the discovery, development and commercialization of prescription pharmaceuticals whose primary activity is in the human nervous system. We are a Delaware corporation, based in Baltimore and co-founded in April 2011 by Drs. Solomon Snyder, Barbara Slusher, Blake Paterson and Mr. Isaac Blech. Cerecor is focused on translational medicine — the accelerated transfer of technology from the laboratory to early human trials, with the mission of commercializing therapeutics that make a difference